NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 15, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 02, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. On May 1, 2023, Core Laboratories N.V. ("Core Lab N.V.") completed its previously announced redomestication transaction (the "Transaction"), which included (the merger (the "Merger") of Core Lab N.V. with and into Core Laboratories Luxembourg S.A., a public limited liability company incorporated under the laws of Luxembourg ("Core Lab Luxembourg"), with Core Lab Luxembourg surviving, and following the completion of the Merger, the migration of Core Lab Luxembourg out of Luxembourg and its domestication as Core Laboratories Inc. ("Core Lab Delaware"), a Delaware corporation (the "U.S. Redomestication"). As a result of the Transaction, all common shares in Core Lab N.V. (the "Core Lab N.V. Common Shares") were canceled and exchanged for common stock in Core Lab Luxembourg on a one-for-one basis. Former holders of Core Lab N.V. common shares now hold one share of common stock of Core Lab Delaware (the "Core Lab Delaware Common Shares") for each Core Lab N.V. Common Share owned immediately prior to the consummation of the Transaction, and the business, assets, liabilities, directors and officers of Core Lab Delaware are now the same as the business, assets, liabilities, directors and officers of Core Lab N.V. immediately prior to the Transaction. This Form 25 is only for the removal from listing on the NYSE of the Common Shares of Core Laboratories N.V. (Old), and not a termination of the registration of the Common Stock of Core Laboratories Inc. (New) under Section 12(b) of the Exchange Act. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on May 02, 2023.